SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  Docent, Inc.
                                  ------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)


                                   25608L 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [  ]  Rule 13d-1(b) [  ]  Rule 13d-1(c)    [X]  Rule 13d-1(d)

           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  25608L 10 6



1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         Gilde Investment Management BV

2.       Check the Appropriate Box if a Member of a Group


           (a)  [  ]               (b)  [  ]


3.       SEC Use Only


4.       Citizenship or Place of Organization

         Netherlands

         Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power                                   --0--


6.       Shared Voting Power                                 2,165,768


7.       Sole Dispositive Power                              --0--


8.       Shared Dispositive Power                            2,165,768


9.       Aggregate Amount Beneficially Owned
          by Each Reporting Person                           2,165,768


10.      Check box if the Aggregate Amount
          in Row (9) Excludes Certain Shares


11.      Percent of Class Represented by
          Amount in Row (9)                                  5.16%*

          *Based on 41,941,000 shares outstanding as of 12/31/00

12.      Type of Reporting Person                            OO

CUSIP No.  25608L 10 6



1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         Gilde IT Fund BV

2.       Check the Appropriate Box if a Member of a Group


           (a)  [  ]               (b)  [  ]


3.       SEC Use Only


4.       Citizenship or Place of Organization

         Netherlands

         Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power                                   --0--


6.       Shared Voting Power                                 2,165,768


7.       Sole Dispositive Power                              --0--


8.       Shared Dispositive Power                            2,165,768

9.       Aggregate Amount Beneficially Owned
          by Each Reporting Person                           2,165,768

10.      Check box if the Aggregate Amount
          in Row (9) Excludes Certain Shares

11.      Percent of Class Represented by
          Amount in Row (9)                                  5.16%*

          *Based on 41,941,000 shares outstanding as of 12/31/00

12.      Type of Reporting Person                            OO

CUSIP No.  25608L 10 6


1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         A.A. den Heijer

2.       Check the Appropriate Box if a Member of a Group


           (a)  [  ]               (b)  [  ]


3.       SEC Use Only


4.       Citizenship or Place of Organization

         Netherlands

         Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power                                   --0--


6.       Shared Voting Power                                 2,165,768


7.       Sole Dispositive Power                              --0--


8.       Shared Dispositive Power                            2,165,768


9.       Aggregate Amount Beneficially Owned
          by Each Reporting Person                           2,165,768


10.      Check box if the Aggregate Amount
          in Row (9) Excludes Certain Shares


11.      Percent of Class Represented by
          Amount in Row (9)                                  5.16%*

          *Based on 41,941,000 shares outstanding as of 12/31/00


12.      Type of Reporting Person                            IN

CUSIP No.  25608L 10



1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         B.T. Molenaar

2.       Check the Appropriate Box if a Member of a Group


           (a)  [  ]               (b)  [  ]


3.       SEC Use Only


4.       Citizenship or Place of Organization

         Netherlands

         Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power                                   --0--


6.       Shared Voting Power                                 2,165,768


7.       Sole Dispositive Power                              --0--


8.       Shared Dispositive Power                            2,165,768


9.       Aggregate Amount Beneficially Owned
          by Each Reporting Person                           2,165,768


10.      Check box if the Aggregate Amount
          in Row (9) Excludes Certain Shares


11.      Percent of Class Represented by
          Amount in Row (9)                                  5.16%*

          *Based on 41,941,000 shares outstanding as of 12/31/00

12.      Type of Reporting Person                            IN


Item 1.

           (a)      Name of Issuer:    Docent, Inc.


           (b)      Address of Issuer's Principal Executive Offices:

           2444 Charleston Road, Suite 444, Mountain View, CA  94043

Item 2.

          (a)       Name of Person Filing:

          Gilde Investment Management BV, Gilde IT Fund BV, A.A. den Heijer and B.T. Molenaar.

          Gilde Investment Management BV is the Managing Director of Gilde IT Fund BV.

          A.A. den Heijer and B.T. Molenaar are the Managing Directors of Gilde Investment Management BV.

          (b)       Address of Principal Business Office, or if None, Residence:

          The address of the principal business office of each Gilde Investment Management BV, Gilde IT Fund BV, A.A. den Heijer and B.T. Molenaar is c/o Gilde Investment Management BV, Newtonlaan 91, P.O. Box 85067, 3508 AB Utrecht, The Netherlands

          (c)       Citizenship:

          Gilde Investment Management BV and Gilde IT Fund BV are organized in the Netherlands and A.A. den Heijer and B.T. Molenaar are citizens of the Netherlands.

          (d)       Title of Class of Securities:

          Common Stock, no par value

          (e)       CUSIP Number:

          25608L 10 6

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)       [ ] Broker or dealer registered under Section 15 of the Act.

(b)       [ ] Bank as defined in Section 3(a)(6) of the Act.

(c)       [ ] Insurance company as defined in Section 13(a)(19) of the Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)       [   ]   An    investment    adviser    in    accordance    with   Rule
          240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 240.13d- 1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)       [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 240.13d-1(c), check this box [ ].

Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)       Amount beneficially owned:

          Gilde Investment Management BV - 2,165,768, Gilde IT Fund BV - 2,165,768, A.A. den Heijer - 2,165,768, B.T. Molenaar 2,165,768

          (b)       Percent of class:

          Gilde Investment Management BV - 5.16%*, Gilde IT Fund BV - 5.16%*, A.A. den Heijer - 5.16%*, B.T. Molenaar - 5.16%* *Based on 41,941,000
          shares outstanding as of 12/31/00

          (c)       Number of shares as to which such person has:


          (i)       Sole power to vote or direct the vote --0--


          (ii) Shared power to vote or to direct the vote Gilde Investment Management BV - 2,165,768, Gilde IT Fund BV - 2,165,768, A.A. den Heijer - 2,165,768, B.T. Molenaar - 2,165,768


          (iii)     Sole power to dispose or to direct the disposition of --0--


          (iv) Shared power to dispose or to direct the disposition of Gilde Investment Management BV - 2,165,768, Gilde IT Fund BV
                    - 2,165,768,  A.A.  den Heijer  2,165,768,  B.T.  Molenaar -
                    2,165,768


Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not Applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.   Identification and Classification of Members of the Group.

Not Applicable

Item 9.   Notice of Dissolution of Group.

Not Applicable

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Gilde Investment Management BV



                                               By: /s/ A.A. den Heijer
                                                   -----------------------------
                                               Name:  A.A. den Heijer
                                               Title: Managing Director

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Gilde IT Fund BV



                                               By: /s/ A.A. den Heijer
                                                  ------------------------------
                                               Name: A.A. den Heijer
                                               Title: Managing Director of Gilde
                                               Investment Management BV, the
                                               Managing Director of Gilde IT
                                               Fund BV

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               By: /s/ A.A. den Heijer
                                                  ------------------------------
                                               Name:  A.A. den Heijer
                                               Dated: February 14, 2001

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               By: /s/ B.T. Molenaar
                                                  ------------------------------
                                               Name:  B.T. Molenaar
                                               Dated: February 14, 2001

                                    Exhibit 1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G attached hereto and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13G.


DATE:  February 14, 2001                  /s/ A.A. den Heijer
                                          --------------------------------------
                                          Gilde Investment Management BV
                                          By:   A.A. den Heijer
                                          Title: Managing  Director of Gilde
                                          Investment Management BV


                                          /s/ A.A. den Heijer
                                          --------------------------------------
                                          Gilde IT Fund BV
                                          By: Gilde Investment Management BV
                                          Managing Director
                                          By:  A.A. den Heijer


                                          /s/ A.A. den Heijer
                                          --------------------------------------
                                          By:  AA den Heijer
                                          Title:  Managing Director of Gilde
                                          Investment Management BV


                                          /s/ B.T. Molenaar
                                          ----------------------------------
                                          By:  B.T. Molenaar
                                          Title:  Managing Director of Gilde
                                          Investment Management BV